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                                                                   Exhibit 99.2

                APPLIED GRAPHICS TECHNOLOGIES ANNOUNCES OFFER FOR
                        WACE GROUP PLC PREFERENCE SHARES

         NEW YORK, MAY 26, 1999 - Applied Graphics Technologies, Inc. (NASDAQ):
AGTX), a leading provider of outsourced digital media asset management services in the United States, today announced in London its intention to offer to each holder of Wace Group Plc's Preference Shares the right to exchange such shares for AGT Subordinated Notes. Wace currently has about Pound Sterling39.2 million (approximately $63.5 million at current exchange rates) of Preference Shares outstanding. They entitle their holders to a net annual dividend of 8% and become redeemable on July 31, 2005. They will be exchanged into Subordinated Notes, at an equivalent nominal value, which will bear interest at the rate of 10% annually and mature on October 30, 2005. The Notes will be subject to redemption by AGT at any time after July 31, 2000. The initial redemption premium is 4%, which decreases in 0.5% increments every six months until July 31, 2005, at which time the notes are redeemable at par.

         The Board of Wace, which has been so advised by SG Hambros, considers the terms of the Preference Offer to be fair and reasonable. In providing financial advice to the Board of Wace, SG Hambros has taken into account Wace's Directors' commercial assessments. Accordingly, the Directors of Wace will unanimously recommend that holders of Wace Preference Shares accept the Preference Offer, although the decision of whether to accept the Preference Offer will depend on the particular circumstances of individual shareholders.

         The Subordinated Notes will rank behind all of AGT's senior debt in right of repayment of principal and interest, and are intended to be listed on the London Stock Exchange. The formal Preference Offer, together with the London Stock Exchange listing particulars relating to the Subordinated Notes, will be posted in London as soon as practicable and will be subject to any conditions set forth at that time.

         The Preference Offer will not be made, directly or indirectly, in or into the United States or to any United States person. The Subordinated Notes will not be registered under the securities laws of the United States or any state thereof and may not be offered or sold in the United States absent an applicable exemption from registration.

         Applied Graphics Technologies, Inc. is a leading provider of outsourced advanced digital media asset management and archiving services, through its proprietary Digital Link(R) System, to magazine and newspaper publishers, advertisers and their agencies, entertainment companies, catalogers and retailers, as well as major corporations. From more than 30 locations across the country, AGT supplies a complete range of digital and

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traditional processes for images, including scanning, color enhancement, image editing, archiving and electronic distribution. AGT tailors these services to fit specific customer needs, from conventional project and contract vendor relationships to today's more progressive arrangements, consisting of outsourcing on-site facilities management and complete turnkey operations. Additionally, AGT provides a wide range of advertising and marketing related creative services for customers primarily in retailing. These services include assistance in creation of newspaper advertising campaigns, development of in-store and collateral media and photographic services. AGT also provides content management and the volume reproduction and distribution of television and radio commercials to broadcast and cable media for ad agencies and their clients. Finally, through its Devon Publishing Group, AGT is a publisher of alternative greeting cards, calendars and fine art and other prints and wall decor items.

         This release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual achievements to be materially different from those anticipated in the forward-looking statements. Readers are referred to AGT's SEC filings, including its quarterly reports on Form 10-Q and Annual Report on Form 10-K, for a discussion of such factors. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

         Additional information about Applied Graphics Technologies can be obtained by visiting the AGT website: http//www.agt.com